Files Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-97207

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated November 22, 2002

                       Medicis Pharmaceutical Corporation

              2.5% Contingent and Convertible Senior Notes Due 2032
                                       and
           Class A Common Stock Issuable Upon Conversion of the Notes

         This document supplements our prospectus dated November 22, 2002 (the "prospectus"), relating to $400,000,000 aggregate principal amount of our 2.5% Contingent Convertible Senior Notes Due 2032 and the Class A common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in the following table supplements the information under the caption "Selling Securityholders" in the prospectus.



                                               SELLING SECURITYHOLDERS

                                                                                             Class A
                                                                                          Common Stock
                                                  Aggregate Principal   Percentage of     Beneficially      Class A Common
                                                 Amount of Notes that       Notes        Owned Prior to    Stock Registered
Name                                                  may be sold        Outstanding      Conversion(1)         Hereby
------------------------------------------      ----------------------  --------------  -----------------  ------------------
Allstate Life Insurance Company                         1,600,000              *                *                 27,538
B.G.I. Global Investors c/o Forest                        182,000              *                *                  3,132
   Investment Management L.L.C.
Forest Fulcrum Fund L.L.P.                                622,000              *                *                 10,705
Forest Global Convertible Fund Series A-5               2,618,000              *                *                 45,060
KBC Financial Products USA Inc.                         4,088,000              *                *                 70,361
Lyxor Master Fund c/o Forest Investment                   586,000              *                *                 10,086
   Management L.L.C.
RBC Alternative Assets L.P. c/o Forest                    116,000              *                *                  1,996
   Investment Management L.L.C.
Relay 11 Holdings c/o Forest Investment                    91,000              *                *                  1,566
   Management L.L.C.
S.A.C. Capital Associates, LLC                          2,000,000              *                *                 34,423
Sphinx Convertible Arbitrage c/o Forest                    46,000              *                *                    791
   Investment Management L.L.C.
Sunrise Partners Limited Partnership                    8,000,000            2.00               *                137,693
WPG Convertible Arbitrage Oversees                      2,000,000              *                *                 34,423
   Master Fund L.P.
Zurich Master Hedge Fund c/o Forest                       319,000              *                *                  5,490
   Investment Management L.L.C.

     Subtotal                                          22,268,000            5.56               *                383,264
-----------------
*Less than 1%

(1) Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any Class A common stock other than Class A common stock into which the Notes are convertible at the conversion price of 17.2117 shares per $1,000 principal amount of the Notes.

         Investing in the Notes and the Class A common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 7 of the accompanying prospectus.

         Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is December 13, 2002.